EXHIBIT 4.4

SERIES "C" CONVERTIBLE PREFERRED STOCK OF
NEXPLORE CORPORATION

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF Nexplore CORPORATION (a Nevada corporation)

Pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes ("NRS"):

Nexplore CORPORATION, a corporation organized and validly existing under the NRS (the "Corporation"), desiring to set the designations, powers, preferences and rights of the authorized but unissued preferred stock of the Corporation under the provisions of and subject to the requirements of Chapter 78 of the NRS, does hereby certify that the following resolutions were duly adopted by all necessary action on the part of the Corporation on June 8, 2007:

WHEREAS, the Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on January 5, 2007;

WHEREAS, a Certificate of Amendment, as filed with the Secretary of State of the State of Nevada on February 27, 2007 (the "Amended Certificate"), authorizes a class of stock designated as preferred stock (the "Preferred Stock"), comprising 10,000,000 shares, $.001 par value, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation, within the limitations and restrictions stated in the Certificate, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the NRS; and

WHEREAS, it is the desire of the Board of Directors of the Corporation to designate one new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided hereinafter;

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Corporation does hereby designate Two Hundred Fifty Thousand (250,000) shares of the authorized but unissued Preferred Stock as Series C Convertible Preferred Stock, $.001 par value per share, and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series C Preferred Stock to be as follows:

SERIES C CONVERTIBLE PREFERRED STOCK

1.     Designation and Number of Shares. The shares of such series shall be designated as "Series C Convertible Preferred Stock", and the number of shares constituting such series shall be Two Hundred Fifty Thousand (250,000), $.001 par value per share (such shares being referred to as the "Series C Preferred Stock"). Such number of shares of the Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities that may be issued by the Company.

2.     Rank. Except as otherwise expressly provided herein, with respect to dividend rights, redemption rights and rights on liquidation, dissolution or winding up, the Series C Preferred Stock will rank senior to the following capital stock of the Corporation: (a) the common stock, par value $0.00001 per share (the "Common Stock"); (b) all other classes of common stock; and (c) all other classes or series of Preferred Stock except Series A and Series B Convertible Preferred Stock, to which it shall remain subordinate.

3.     Dividends. The holders of the Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor, and the Corporation shall be bound to pay thereon, from said proceeds, at an annual rate of eight percent (8%) of the Value, as defined in Section 7(i), per annum per share of Series C Preferred, payable annually in cash, stock or otherwise, at the option of the Corporation. Such dividends shall be paid in preference to the holders of any other class of capital stock or series thereon. Such dividends shall commence to accrue on the date any shares of the Series C Preferred are first issued and become outstanding and shall be available to holders of record on the record date as fixed by the Board of Directors of the Corporation. Such dividends shall be cumulative, so that any time dividends upon the Series C Preferred shall not have been paid or declared and a sum sufficient for the payment thereof set apart for such payment, the amount of the deficiency shall accrue and shall bear dividends at the annual rate of twelve percent (12%) per annum and the aggregate deficiency shall be fully paid, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, for all prior periods before any sum or sums shall be paid or set aside as dividends for any such class, or series thereof, of capital stock of the Corporation. If the dividend on the Series C Preferred for any period shall not have been paid or set apart in full, no asset which is by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of any class of capital stock, or any series thereof, of the Corporation.

If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each holder shall be equal to the cash amount of such dividend payable to such holder on such dividend payment date divided by (i) the average closing bid price of the Common Stock on the exchange on which the Company's Common Stock primarily trades for the three (3) trading days prior to such dividend payment date, or, if the Common Stock is not publicly traded on the dividend payment date, either (ii) the book value per share of Common Stock as of the end of the most recent accounting period prior to such dividend payment date, or (iii) the value per share of Common Stock as determined by an independent valuation, at the option of the Corporation.

4.     Redemption.

     (i.) Subject to the other provisions of this paragraph 4 and applicable law, the Corporation shall have the right, but not the obligation, to redeem, in whole or in part, the Series C Preferred at any time after twelve (12) months and before receipt of a Conversion Notice at a price equal to one-hundred eighteen percent (118%) of the Value.

          (a.)     If any such notice of redemption shall have been duly given or if the Corporation shall have granted to a bank or trust company an irrevocable written authorization promptly to give or complete such notice and pay all amounts due to the holders of shares (as evidenced by a list of holders of such shares certified by the president or a vice president and by the secretary or an assistant secretary of the Corporation) called for redemption and if, on or before the redemption date specified therein, all funds necessary for such redemption (including an amount equal to the accumulated and unpaid dividends thereon to the date fixed for redemption) shall have been deposited by the Corporation with such bank or trust company designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit (or from and after the redemption date if such notice shall fail to state the holders of the shares called for redemption may receive their Redemption Price at any time after such deposit), all shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares shall cease and terminate, except for the right of the holders of the certificates, upon surrender thereof, to receive the Redemption Price out of the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

          (b.)     Any shares of Series C Preferred redeemed, purchased or otherwise acquired by the Corporation shall be deemed canceled and may thereafter be reissued as Series C Preferred or any other series of Preferred Stock at a par value set by the Board of Directors.

5.     Liquidation, Dissolution or Winding Up.

     (i.) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to satisfy in full any and all debts, liabilities and obligations of the Corporation, and all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock, if any, but before any payment shall be made to the holders of the Common Stock or any shares of any class or series of shares of the Corporation, or any instrument or security directly or indirectly convertible into or exercisable or exchangeable for shares of any class or series of the Corporation, whose preference or priority as to rights on liquidation, dissolution or winding up is junior to any such preference or priority of the Series C Preferred Stock (such Common Stock and other securities being collectively referred to as "Junior Stock"), an amount per share equal to the greater of (a) the consideration paid to the Corporation for such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), plus (b) all accrued and unpaid dividends on such share, if any, or (c) the per share amount a holder of Series C Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights provided herein immediately prior to the liquidation, dissolution or winding up of the Corporation, whether or not the Corporation then has sufficient authorized but unissued Common Stock to effect such conversion ("Liquidation Value"). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and the holders of any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (ii.) After the payment of all preferential amounts required to be paid to the holders of the Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series C Preferred Stock, any remaining assets available for distribution shall be distributed to the holders of Junior Stock (in proportion to their respective ranking on liquidation) and no further distributions shall be made to the holders of Series C Preferred Stock.

     (iii.) For purposes of this Section 5, if any Assets distributed to stockholders upon liquidation, dissolution or winding up of the Corporation consist of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

6.     Voting. The holders of Series C Preferred Stock shall not have voting rights.

7.     Conversion. The holders of Series C Preferred Stock shall have conversion rights and obligations as follows:

     (i.) Any holder of Series C Preferred Stock (an "Eligible Holder") may, at any time after thirty (30) days, and may convert in any event after a Change of Control, as defined below, and shall, upon request by the Corporation, convert any whole number of shares of Series C Preferred Stock in accordance with this Section 7. For the purposes of conversion, the Series C Preferred Stock shall be valued at USD$2.65 per share ("Value"), and, if converted, the Series C Preferred Stock shall be converted into such number of shares of Common Stock of the Corporation (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series C Preferred Stock being so converted by the "Conversion Price." For purposes of this Section 7, the "Conversion Price" means USD$2.25, which reflects an eighteen percent (18%) conversion premium. The number of Conversion Shares so determined shall be rounded to the nearest whole number of shares. A "Change of Control" of the Corporation is defined as the date that any person or group of persons (other than the shareholders of the Corporation as of the date of first issuance of shares of Series C Preferred Stock) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of fifty-one percent (51%) or more of the issued and outstanding shares of capital stock of the Corporation having the right to vote for the election of directors of the Corporation under ordinary circumstances.

     (ii) The conversion right provided by the above section may be exercised only by an Eligible Holder of Series C Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Series C Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole shares of Common Stock as shall be computed by dividing (1) the aggregate Value of the Series C Preferred Stock so surrendered, if any, by (2) the Conversion Price. Each Series C Preferred Stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series C Preferred Stock granted herein (i) share certificates representing the Common Stock purchased by virtue of such exercise shall be delivered to such holder within 10 business days after receipt by the Corporation of the original Notice of Conversion and the certificate representing the Series C Preferred Stock (the tenth business day after receipt of such original documents, not counting the date of receipt, being the "Delivery Date"), and (ii) unless the Series C Preferred Stock has been fully converted, a new share certificate representing the Series C Preferred Stock not so converted, if any, shall also be delivered to such holder on or before such Delivery Date, or carried on the Corporation's ledger, at holder's option. Any Eligible Holder may exercise its right to convert the Series C Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series C Preferred Stock to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will cause delivery of the Common Stock certificates issuable upon conversion of any Series C Preferred Stock (together with the certificates representing the Series C Preferred Stock not so converted, if requested) to the Eligible Holder via express courier on or before the Delivery Date if the Corporation has received the original Notice of Conversion and Series C Preferred Stock certificate being so converted in accordance with this paragraph.

     (iii) All shares of Common Stock, which may be issued upon conversion of Series C Shares, will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

     (iv) Notwithstanding the provisions hereof, in no event shall the holder be entitled to convert any Series C Preferred Stock in excess of that number of shares upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Purchaser and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such proviso. To the extent that the limitation contained in this paragraph 7(iv) applies, the determination of whether shares of Series C Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of shares of Series C Preferred Stock for conversion shall be deemed to be such Holder's determination of whether such shares of Series C Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series C Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. The provisions of this Section 5(a)(iv) may be waived by a Holder of Series C Preferred Stock as to itself (and solely as to itself) upon not less than 65 days prior notice to the Corporation, and the provisions of this 7(iv) shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

     (v) If on any date: (a) the Common Stock is listed for trading on The NASDAQ Stock Market (or any other subsequent market or other stock exchange with similar listing rules relating to the issuance of stock) ("NASDAQ"), (b) the number of shares of Common Stock to be issued upon the conversion of Series C Preferred Stock, combined with all other issuances of Common Stock which, under the requirements of NASDAQ are required to be aggregated with such issuance for determining the need for stockholder approval ("Stockholder Approval") for the listing of the shares to be issued on NASDAQ, would equal or exceed 19.9% of the total number of shares of the Common Stock outstanding immediately prior to the original issuance date (the "Issuable Maximum") and (c) the issuance of shares of Common Stock in excess of the Issuable Maximum has not been approved by the stockholders of the Corporation in accordance with the applicable rules and regulations of NASDAQ then, to the extent that the conversion of Series C Preferred Stock would result in the issuance of shares of Common Stock in excess of a Holder's pro rata allocation of the Issuable Maximum (the "Excess Amount"), the Corporation shall use its reasonable best efforts to obtain the Stockholder Approval applicable to such issuance as soon as possible, but in any event not later than the 100th day after such request (the "Approval Date") unless the Corporation has previously used its reasonable best efforts to, but has failed to, obtain such approval; provided, however, that such Stockholder Approval will satisfy the applicable rules and regulations of NASDAQ. If such Stockholder Approval is not obtained by the Approval Date, then the Corporation shall be required, within one hundred (100) days of the Approval Date, to redeem, from funds legally available therefor at the time of such redemption, in cash, shares of Preferred Stock from each Holder in an amount equal to the Excess Amount, at a price per share equal to one-hundred and eighteen percent (118%) of the Value, and other amounts due in respect thereof up to the date of such redemption.

8.     Adjustments to Conversion Price.

     (i) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or increased, by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     (ii.) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

     (iii) Adjustments for Merger, Sale, Lease or Conveyance. In the event of any consolidation with or merger of the Corporation with or into another entity, or in case of any sale, lease or conveyance to another person or entity of the assets of the Corporation as an entirety or substantially as an entirety, the Series C Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of the Series C Preferred Stock as the case may be, would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series C Preferred Stock.

     (iv) Other Provisions Applicable to Adjustment under this Section. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

9.     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this section, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series C Preferred Stock.

10.     Piggyback Registration.

     (i) The Corporation shall include the shares of common stock of the Corporation into which all outstanding shares of Series C Preferred Stock may be converted (the "Common Stock") by the holders of such securities from time to time in any Registration Statement filed by the Corporation with the Securities and Exchange Commission on any appropriate form (other than Forms S-8 and S-4) at any time ending two years from the date of issuance of the Series C Preferred Stock, unless a registration statement registering the resale of the Common Stock has previously become effective.

     (ii) The Corporation shall use its reasonable best efforts to keep the Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by holders until the earlier of the sale of all the Securities covered by the Registration Statement pursuant to the Registration Statement, or the date which is two years from the date that the last of the Series C Preferred was converted into common stock (in any such case, such period being called the "Registration Period"). The Corporation shall be deemed not to have used its best efforts to keep the Registration Statement effective during the requisite period if it voluntarily takes any action that would result in holders of Securities covered thereby not being able to offer and sell such Securities during that period, unless (i) such action is required by applicable law, or (ii) such action is taken by the Corporation in good faith and for valid business reasons (not including avoidance of the Corporation's obligations hereunder), including the acquisition or divestiture of assets.

     (iii) The Corporation shall make available upon the filing thereof with the Commission, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein.

     (iv) The Corporation will take reasonable precautions to ensure that (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the Act and the rules and regulations thereunder, (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

     (v) The Corporation shall advise the holders:

          (a.) when a Registration Statement and any amendment thereto has been filed with the Commission or a state and when the Registration Statement or any post-effective amendment thereto has become effective; and

          (b.) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

          (c.) of the receipt by the Corporation of any notification with respect to file suspension of the qualification of the Securities included therein for sale in any jurisdiction or the initiation of any proceeding for such purpose; and

          (d.) of the happening of any event that requires the making of any changes in the Registration Statement or the Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).

11.     Notices of Record Date. In the event that this Corporation shall propose at any time to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series C Preferred Stock reasonable prior written notice by first class mail, postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such holder as shown on the books of this Corporation. Any such action shall at all times be subject to the rights, preferences and privileges of the Series C Preferred Stock.

12.     No Impairment. The Corporation will not, by amendment of its Certificate of Formation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 12 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

13.     Reservation of Common Stock. The Corporation shall, at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

     If the Corporation shall not have, as of the Last Original Issue Date, sufficient authorized but unissued Common Stock for the purpose of effecting the conversion of all of the Series C Preferred Stock outstanding from time to time and reserving the number of shares required by the immediately preceding sentence, it shall nonetheless reserve and keep available such number of its duly authorized shares of Common Stock as is in fact available as of that date and shall, at each meeting of stockholders after the date thereof, submit and recommend to its stockholders (subject to the exercise of its fiduciary duties under applicable law) a proposal to increase the number of its authorized shares of Common Stock until such time as the Corporation's Certificate of Formation shall have been amended to increase the number of authorized shares of Common Stock to such number as would, at a minimum, permit the reservation by the Corporation of sufficient shares to allow conversion of all shares of the Series C Preferred Stock as provided herein. The inability of the Corporation to reserve the required number of shares of Common Stock required by this section shall have no impact on the rank, rights, preferences and privileges of the Series C Preferred Stock, all of which shall be interpreted and applied as if the Corporation had sufficient shares of Common Stock authorized but unissued to effect any conversion. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock or which would cause the effective purchase price for the Series C Preferred Stock to be less than the par value of the shares of Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price or effective purchase price, as the case may be.

14.     No Adjustment. Upon any voluntary conversion of the Series C Preferred Stock, no adjustment to the conversion rights shall be made for declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered.

15.     Cancellation of Preferred Stock. All shares of the Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and to receive payment of any declared but unpaid dividends thereon. Any shares of the Series C Preferred Stock so converted shall be retired and canceled and shall not be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be issued as a share of Preferred Stock not designated as Series C Preferred Stock; the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

IN WITNESS WHEREOF, NeXplore Corporation has caused this Certificate of Designation to be executed by its duly authorized representative as of this 8th day of June, 2007.

NEXPLORE CORPORATION

By:   /s/  Paul O. Williams
        Paul O. Williams
        Chairman of the Board and
        Chief Financial Officer